Exhibit 23(f)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-115381 on Form S-3 of our reports dated February 27, 2006 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the pending merger with Georgia Power Company), relating to the financial statements and financial statement schedule of Savannah Electric and Power Company, appearing in this Annual Report on Form 10-K of Savannah Electric and Power Company for the year ended December 31, 2005.

/s/Deloitte & Touche LLP

Atlanta, Georgia

February 27, 2006